                                                                Exhibit 99(c)(3)

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.


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                                 LOAN AGREEMENT



                                 by and between



                                    QMS, INC.



                                       and



                                MINOLTA CO., LTD.





                       ----------------------------------

                            Dated as of June 7, 1999

                       ----------------------------------






                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                             New York, NY 10153-0119


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.



                  LOAN AGREEMENT, dated as of June 7, 1999, by and between QMS, INC., a Delaware corporation (the "BORROWER"), and Minolta Co., Ltd., a Japanese corporation (together with its successors and permitted assigns, the "LENDER").



                              W I T N E S S E T H:

                  WHEREAS, the Borrower has entered into a Share Purchase Agreement (as amended from time to time, the "SUBSIDIARIES STOCK PURCHASE AGREEMENT"), dated as of May 17, 1999, with Alto Imaging Group N.V. and Jalak Investments B.V., for the purchase of all of the issued and outstanding shares of the capital stock of QMS Europe B.V., a company organized and existing under the laws of The Netherlands ("QMS EUROPE"), and QMS Australia PTY Ltd., a company organized and existing under the laws of Victoria, Australia ("QMS AUSTRALIA");

                  WHEREAS, the Lender and Borrower have entered into a Stock Purchase Agreement, of even date herewith, for the purchase of two million one hundred and thirty thousand (2,130,000) shares of common stock, par value $0.01 per share, of the Borrower, representing approximately nineteen and nine-tenths of a percent (19.9%) of all issued and outstanding shares of the capital stock of the Borrower (as amended from time to time, the "BORROWER STOCK PURCHASE AGREEMENT"); and

                  WHEREAS, to finance a portion of the purchase price of the capital stock of QMS Europe and QMS Australia, the Borrower has requested that the Lender make available, and the Lender has agreed to make available, a term loan facility under which the Lender makes a term loan to the Borrower of up to twelve million and eight hundred thousand Dollars ($12,800,000) in aggregate principal amount outstanding upon the terms and subject to the conditions set forth herein;

                  NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   Article I

                                   DEFINITIONS

         1.1 DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

         "AFFILIATE" means, as to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person and includes each officer, director, general partner or joint-venturer of such Person, and each Person who is

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.


the beneficial owner of ten percent (10%) or more of any class of voting Stock of such Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "AGREEMENT" means this Loan Agreement, together with all Exhibits and Schedules hereto, as the same may be amended, supplemented or otherwise modified from time to time.

         "APPLICABLE MARGIN" means, as of any date, a rate equal to two and one-half percent (2.5%) per annum; PROVIDED, HOWEVER, that, in the event pursuant to SECTION 2.8 the Loan bear interest by reference to the Base Rate, the "APPLICABLE MARGIN" shall be zero.

         "AUSTRALIAN STOCK PLEDGE AGREEMENT" means the Share Mortgage, substantially in the form of EXHIBIT B-1 hereto, dated as of the date hereof, by and between the Borrower and the Lender, pursuant to which the Borrower grants to the Lender a first-priority equitable interest on one hundred percent (100%) of all of the issued and outstanding share capital of QMS Australia, as such agreement may be amended, supplemented or modified from time to time.

         "BASE RATE" means, on any day, a fluctuating interest rate per annum as shall be in effect from time to time equal to the U.S. "prime rate" as published in the WALL STREET JOURNAL on the most recent Business Day.

         "BORROWER" has the meaning ascribed to such term in the preamble hereto.

         "BORROWER STOCK PURCHASE AGREEMENT" has the meaning ascribed to such term in the recitals hereto.

         "BUSINESS DAY" means a day of the year on which banks are not required or authorized to close in New York City or Tokyo and a day on which dealings in Dollar deposits are also carried on in the London interbank market.

         "CHANGE OF CONTROL" means any of the following:

         (a) The acquisition, other than by the Lender or its Affiliates, by any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the U.S. Securities Exchange Act of 1934 (as amended, the "EXCHANGE ACT")) of beneficial ownership of twenty-five percent (25%) or more of the outstanding voting securities of the Borrower, but excluding, for this purpose, any such acquisition if, at the time of such acquisition, the Lender together with its Affiliates owns at least a majority of the outstanding voting securities of the Borrower on a fully-diluted basis.

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.


         (b) Individuals who, as of the date hereof, constitute the Board of Directors of the Borrower (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of such Board; PROVIDED, HOWEVER, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, by the Borrower's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Borrower (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); PROVIDED, HOWEVER, that any that any individual becoming a director subsequent to the date hereof who shall have been elected or nominated for election by the Lender (including, without limitation, pursuant to SECTION 2.3 of the Borrower Stock Purchase Agreement) shall be considered as though such individual were a member of the Incumbent Board.

         (c) Approval by the stockholders of the Borrower of a reorganization, merger or consolidation, in each case with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Borrower immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger or consolidation.

         (d) The sale or other disposition of all or substantially all the assets of the Borrower in one transaction or series of related transactions.

         (e) An agreement to the effect of any of the foregoing.

         "CLOSING" means the funding of the Loan pursuant to SECTION 2.1(b) upon fulfillment of the applicable conditions set forth in ARTICLE 3.

         "CLOSING DATE" means the date on which the Closing occurs, which is anticipated to occur on June 7, 1999, or such later date as the Lender and the Borrower may mutually agree.

         "COLLATERAL" means the shares in which the Lender has a perfected first-priority security interest (or a first-priority equitable interest, as the case may be) pursuant to the Stock Pledge Agreements .

         "CUSTOMARY PERMITTED LIENS" means:

                  (i) Liens with respect to the payment of Taxes, assessments or

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.


         governmental charges in all cases which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP consistently applied;

                  (ii) Statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being., maintained in accordance with GAAP consistently applied;

                  (iii) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds and contractual landlord liens; PROVIDED, HOWEVER, that (A) all such Liens do not in the aggregate materially detract from the value of the Borrower's assets or property or materially impair the use thereof in the operation of its business, and (B) all Liens of attachment or judgment and Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount exceeding one million Dollars ($1,000,000); and

                  (iv) Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which do not materially interfere with the ordinary conduct of the business of the Borrower.

         "DEBT" means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be recorded as capital leases in accordance with GAAP consistently applied, and the present value of all future rental payments under all synthetic leases and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

         "DEFAULT" means an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

         "DOLLARS" and "$" mean the lawful money of the United States of America.

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.


         "EUROPEAN STOCK PLEDGE AGREEMENT" means the Stock Pledge Agreement, substantially in the form of EXHIBIT B-2 hereto, dated as of the date hereof, by and between the Borrower and the Lender, pursuant to which the Borrower grants to the Lender a perfected first priority security interest on one hundred percent (100%) of all of the issued and outstanding share capital of QMS Europe, as such agreement may be amended, supplemented or modified from time to time.

         "EVENT OF DEFAULT" means any of the occurrences set forth in SECTION
6.1 after the expiration of any applicable grace period and the giving of any applicable notice, in each case as expressly provided in SECTION 6.1.

         "FOOTHILL CREDIT FACILITY" means the Loan and Security Agreement, dated as of November 7, 1995, by and between the Borrower and Foothill Capital Corporation, as amended.

         "GAAP" means generally accepted accounting principles utilized in the United States, as set forth in the Statement on Auditing Standards No. 69 entitled "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles in the Independent Auditors Report" promulgated by the American Institute of Certified Public Accountants (or any successor statement or amendment thereto) in effect on the date hereof unless otherwise specified herein as in effect on another date or dates.

         "INDEMNITEES" has the meaning ascribed to such term in SECTION 7.9.

         "INTEREST PAYMENT DATE" means the last day of each Interest Period.

         "INTEREST PERIOD" means the time period from the eleventh (11th) day of each calendar month through the tenth (10th) day of the next succeeding calendar month; PROVIDED, HOWEVER, that (a) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day or, if such Business Day falls in the next calendar month, on the next preceding Business Day, (b) each successive Interest Period shall commence on the day on which the next preceding Interest Period expires and (c) when interest first accrues to any Obligation, the first "INTEREST PERIOD" in respect of such Obligation shall be the time period from the time such interest first accrues until the tenth (10th) day of the next succeeding calendar month.

         "INTEREST RATE DETERMINATION DATE" has the meaning ascribed to such term in SECTION 2.8(a).

         "LENDER" has the meaning ascribed to such term in the preamble hereto.

         "LENDING OFFICE" means the office or offices of the Lender set forth opposite such Lender's name under the heading "Lending Office" on the signature pages hereof or such

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.


other office or offices of such Lender as it may from time to time specify by written notice to the Borrower.

         "LIBO RATE" means, with respect to any applicable Interest Period, an interest rate per annum determined by the Lender to be the British Banker's Association's London interbank offered rate (rounded upward to the nearest whole multiple of one sixteenth (1/16) of one percent (1%) per annum) for deposits in Dollars for the applicable Interest Period which appears on Dow Jones Markets Telerate Page 3750 (or any successor page) at approximately 11:00 A.M. (London time) on the second full Business Day next preceding the first day of such Interest Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used) as the London interbank offered rate for deposits in Dollars for a term comparable to such Interest Period. In the event that such rate does not appear on Dow Jones Markets Telerate Page 3750 (or on any successor page or otherwise on the Dow Jones Markets screen), the LIBO Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying LIBO rates as may be selected by the Lender.

         "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Debt or other obligation, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under leases which shall have been or should be, in accordance with GAAP consistently applied, recorded as capital leases, any financing lease having substantially the same economic effect as any of the foregoing, and the filing, under the UCC or comparable law of any jurisdiction, of any financing statement naming the owner of the asset to which such Lien relates as debtor.

         "LOAN" has the meaning ascribed to such term in SECTION 2.1(a).

         "LOAN DOCUMENTS" means this Agreement, the Note, the Stock Pledge Agreements and any other document or instrument executed and delivered by the Borrower or the Lender in connection with this Agreement.

         "NOTE" has the meaning ascribed to such term in SECTION 2.1(a).

         "OBLIGATIONS" means all loans, advances, debts, liabilities, obligations, covenants and duties of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, due to the Lender from Borrower, arising under this Agreement, the Note, the other Loan Documents, whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.


(including those acquired by assignment), absolute or contingent, due or to become due, now or hereafter arising and however acquired, together with all interest, charges, expenses, attorneys' fees and other sums chargeable to the Borrower under this Agreement (it being understood and agreed that "OBLIGATIONS" shall not include obligations of the Borrower to the Lender in respect of trade payables that do not arise out of or in connection with this Agreement or the other Loan Documents).

         "PERSON" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

         "PERMITTED CREDIT FACILITIES" means either (i) a revolving credit facility to be made available to the Borrower after the Closing Date, which facility (A) shall have a termination date at least three (3) years after the Closing Date, (B) shall provide for loans and other financial accommodations for the Borrower for an aggregate principal amount not in excess of thirty million Dollars ($30,000,000), (C) may be secured by a first-priority security interest or first-priority equitable interest in the assets of the Borrower other than the Collateral and (D) is on terms and conditions reasonably satisfactory to the Lender or (ii) the Foothill Credit Facility; PROVIDED, HOWEVER, that (A) such facility is amended to authorize the transactions contemplated in the Borrower Stock Purchase Agreement, this Loan Agreement and the other Loan Documents and
(B) such facility is otherwise amended to meet the requirements of clause (i) of this definition.

         "QMS AUSTRALIA" has the meaning ascribed to such term in the recitals hereto.

         "QMS EUROPE" has the meaning ascribed to such term in the recitals hereto.

         "STOCK PLEDGE AGREEMENTS" means the European Stock Pledge Agreement and the Australian Stock Pledge Agreement.

         "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of more than fifty percent (50%) of the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors, managers, trustees or other controlling persons, is, at the time, directly or indirectly, owned or controlled by such Person and/or one or more Subsidiaries of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

         "SUBSIDIARIES STOCK PURCHASE AGREEMENT" has the meaning ascribed to such term in the recitals hereto.

         "TAXES" has the meaning ascribed to such term in SECTION 2.9(a).

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.


         "TERMINATION DATE" means the day which is the earlier of (A) June 10, 2003 or (B) the payment in full of the Obligations.

         "UCC" means the Uniform Commercial Code as enacted in the State of New York, as it may be amended from time to time.

         1.2 COMPUTATION OF TIME PERIODS. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "FROM" means "from and including", the words "TO" and "UNTIL" each mean "to but excluding" and the word "THROUGH" means "to and including".

         1.3 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in conformity with GAAP consistently applied and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP consistently applied.

         1.4 CERTAIN TERMS. The words "HEREIN," "HEREOF" and "HEREUNDER" and other words of similar import refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in this Agreement. References herein to an Exhibit, Schedule, Article, Section, subsection or clause refer to the appropriate Exhibit or Schedule to, or Article, Section, subsection or clause in this Agreement.

                                   Article 2

                           AMOUNT AND TERM OF THE LOAN

         2.1 THE LOAN: THE NOTE. The Lender agrees, on the terms and subject to the conditions hereinafter set forth, to make a term loan to the Borrower in the aggregate principal amount of up to twelve million eight hundred thousand Dollars ($12,800,000) (the "LOAN"). The Loan shall be evidenced by a promissory note of the Borrower to the Lender substantially in the form of EXHIBIT A hereto delivered to the Lender pursuant to ARTICLE 3 (Conditions of Lending) (the "NOTE"), which Note shall evidence the Borrower's promise to repay principal and interest on the Loan.

         (b) Upon fulfillment of the applicable conditions set forth in ARTICLE 3 (Conditions of Lending), the Lender shall make the Loan available to the Borrower in immediately available funds.

         2.2 USE OF PROCEEDS. The Borrower shall apply proceeds of the Loan solely to pay in full all obligations outstanding under the Foothill Credit Facility, to fund a portion of the Cash Balance under the Subsidiaries Share Purchase Agreement (and as defined therein) and to pay in full expenses incurred in connection therewith and with this Agreement;

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.


PROVIDED, HOWEVER, that the Borrower shall not be required to pay in full all obligations outstanding under the Foothill Credit Facility in the event the Foothill Credit Facility has become a Permitted Credit Facilities within sixty
(60) days after the Closing Date.

         2.3 REPAYMENT OF LOAN; EVIDENCE OF DEBT. (a) The Borrower shall repay the Loan in thirty-five (35) equal installments of three hundred fifty five thousand five hundred Dollars ($355,500) due on the tenth (10th) day of each calendar month starting on the full calendar month next succeeding the first anniversary of the Closing Date until May 10, 2003 and the Borrower shall repay the entire unpaid principal amount of the Loan on the Termination Date, and agrees to pay in cash all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the Note, and further agrees that all outstanding Obligations shall be paid in full on or before the Termination Date.

         (b) The Lender shall maintain an account evidencing any Debt of the Borrower to the Lender resulting from the Loan, including, without limitation, the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement. The entries made in such account shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; PROVIDED, HOWEVER, that the failure of the Lender to maintain such an account or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loan in accordance with its terms.

         2.4 OPTIONAL PREPAYMENTS. The Borrower shall have no right to prepay the principal amount of the Loan other than as provided in this SECTION 2.4. The Borrower may, upon at least two (2) Business Days' prior written notice (seven
(7) Business Day's prior written notice in the case of a payment in full of the
Loan) to the Lender stating the proposed date and principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Loan in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; PROVIDED, HOWEVER, that (x) each partial prepayment shall be in an aggregate principal amount not less than one hundred thousand Dollars ($100,000), (y) any Loan may only be prepaid in whole or in part (i) on the expiration date of the then applicable Interest Period or (ii) upon payment of the amounts described in
SECTION 2.8(d) (Compensation) and (z) any optional prepayment made under this
SECTION 2.4 will be applied, FIRST, to any unpaid accrued interest to the date of such prepayment on the principal amount prepaid and, SECOND, to installments due hereunder in the inverse order of their maturity.

         2.5 MANDATORY PREPAYMENTS. Immediately upon the occurrence of any Change of Control, the outstanding principal of the Loan and all interest thereon and all other amounts payable under this Agreement and the Note shall become and be forthwith due and payable, including, without limitation, any amounts payable pursuant to SECTION 2.8 (Special Interest Rate Provisions), without presentment, demand, protest or further notice

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.


of any kind, all of which are hereby expressly waived by the Borrower.

         2.6 INTEREST ON THE LOAN AND OTHER OBLIGATIONS.

         (a) RATE OF INTEREST. The Loan and the outstanding principal balance of all other Obligations shall bear interest on the unpaid principal amount thereof from the date such Loan was made and such other Obligations are due and payable until paid in full, except as otherwise provided in SECTION 2.6(c) (Default Interest) and except that such interest rate shall not exceed the maximum rate permitted by applicable law, at a rate per annum equal to the sum of (A) the LIBO Rate determined for the applicable Interest Period PLUS (B) the Applicable Margin.

         (b) INTEREST PAYMENTS. Interest accrued on the Loan or all other Obligations shall be payable in arrears (i) on each applicable Interest Payment Date, (ii) upon the payment or prepayment thereof in full or in part and (iii) if not theretofore paid in full, at maturity (whether by acceleration or otherwise) of such Loan or when such other Obligation otherwise becomes due and payable (whether by acceleration or otherwise).

         (c) DEFAULT INTEREST. Notwithstanding the rates of interest specified in SECTION 2.6(a) or elsewhere in this Agreement, effective immediately upon (i) the occurrence of an Event of Default described in SECTION 6.1(a) or (b) or (ii) the occurrence of any other Event of Default and notice from the Lender of the effectiveness of this SECTION 2.6(c), and for as long thereafter as such Event of Default shall be continuing, the principal balance of the Loan and all other Obligations shall bear interest at a rate equal to two percent (2%) per annum in excess of the LIBO Rate PLUS the Applicable Margin.

         2.7 PAYMENTS AND COMPUTATIONS. (a) The Borrower shall make each payment, hereunder and under the Note, of principal and interest on the Loan and other Obligations without condition or reservation of right, in immediately available funds, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Lender at its address referred to in SECTION 7.2 (Notices, Etc.).

         (b) All computations of interest shall be made by the Lender on the basis of a three hundred and sixty (360)-day year and the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

         (c) Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest; PROVIDED, HOWEVER, that if such extension would cause payment of interest on or principal of the Loan to be made in the next following calendar month, such

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.


payment shall be made on the next preceding Business Day.

         2.8 SPECIAL INTEREST RATE PROVISIONS.

         (a) DETERMINATION OF INTEREST RATE. As soon as practicable on the second Business Day prior to the first day of each Interest Period (the "INTEREST RATE DETERMINATION DATE"), the Lender shall determine (pursuant to the procedures set forth in the definition of "LIBO RATE") the interest rate which shall apply to the principal amount of the Loan for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower. The Lender's determination shall be presumed to be correct, absent manifest error, and shall be binding upon the Borrower.

         (b) INTEREST RATE UNASCERTAINABLE, INADEQUATE OR UNFAIR. In the event that at least one (1) Business Day before the Interest Rate Determination Date:

                  (i) The Lender determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the LIBO Rate then being determined is to be fixed; or

                  (ii) The LIBO Rate for the Loan will not adequately reflect the cost to the Lender of obtaining funds in Dollars in the London interbank market in the amount substantially equal to such Loan in Dollars and for a period equal to such Interest Period;

then the Lender shall forthwith give notice thereof to the Borrower, whereupon (until the Lender notifies the Borrower that the circumstances giving rise to such conversion no longer exist) the Loan shall bear interest at the Base Rate PLUS the Applicable Margin.

         (c) ILLEGALITY. If at any time the Lender determines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties) that the making or continuation of the Loan at the LIBO Rate has become unlawful or impermissible by compliance by the Lender with any law, governmental rule, regulation or order of any governmental authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful or would result in costs or penalties), then, and in any such event, the Lender may give notice of that determination, in writing, to the Borrower, whereupon (until the Lender notifies the Borrower that the circumstances giving rise to such conversion no longer exist) the Loan shall bear interest at the Base Rate PLUS the Applicable Margin. If at any time after the Lender gives notice under this SECTION 2.8(C) the Lender determines that the Loan may lawfully bear interest at the LIBO Rate, the Lender shall promptly give notice of that determination, in writing, to the Borrower. The Loan shall, upon receipt of such notice pursuant to SECTION 7.2 (Notices, Etc.), bear interest at the LIBO Rate.

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.


         (d) COMPENSATION. In addition to all amounts required to be paid by the Borrower pursuant to SECTION 2.6 (Interest on the Loan and Other Obligations), the Borrower shall compensate the Lender, upon demand, for all losses, expenses and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of funds acquired by the Lender to fund or maintain the Loan to the Borrower but excluding any loss of Applicable Margin thereon) which the Lender may sustain (i) if for any reason the Loan is prepaid (including, without limitation, pursuant to SECTION 2.5 (Mandatory Prepayments)) on a date which is not the last day of the applicable Interest Period or (ii) as a consequence of any failure by the Borrower to repay the Loan when required by the terms of this Agreement. The Lender shall deliver to the Borrower concurrently with such demand a written statement in reasonable detail as to such losses, expenses and liabilities, and this statement shall become conclusive within thirty (30) days as to the amount of compensation due to the Lender, absent manifest error. During such thirty (30)-day period, the Borrower shall have the opportunity to request more detailed information if it reasonably feels such information is necessary, and the Borrower shall be afforded a reasonable opportunity to review and comment on the calculation (such review in any case not to exceed thirty (30) days).

         (e) AFFILIATES NOT OBLIGATED. No Affiliate of the Lender shall be deemed a party to this Agreement or shall have any liability or obligation under this Agreement.

         2.9 TAXES.

         (a) PAYMENT OF TAXES. Any and all payments by the Borrower hereunder or under the Note or other document evidencing any Obligations shall be made free and clear of and without reduction for any and all present or future taxes, levies, imposts, deductions, charges, and all stamp or documentary taxes, excise taxes, ad valorem taxes and other taxes imposed on the value of the property, charges or levies which arise from the execution, delivery or registration, or from payment or performance under, any of the Loan Documents and all other liabilities with respect thereto excluding, any withholding taxes and taxes imposed on or measured by net income or overall gross receipts and capital and franchise taxes now or hereafter imposed on the Lender by (i) the United States or any political subdivision thereof, (ii) the governmental authority of the jurisdiction (or any political subdivision thereof) in which the Lender's Lending Office is located or (iii) any governmental authority in the jurisdiction in which the Lender is organized, managed and controlled or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges and withholdings being hereinafter referred to as "TAXES"). If the Borrower shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under the Note or such document to the Lender, (x) the Borrower shall make such withholding or deductions and (y) the Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.


         (b) INDEMNIFICATION. The Borrower will indemnify the Lender against, and reimburse the Lender on demand for, the full amount of all Taxes (including, without limitation, any Taxes imposed by any governmental authority on amounts payable under this SECTION 2.9 and any additional income or franchise taxes resulting therefrom) incurred or paid by the Lender and any liability (including penalties, interest, and out-of-pocket expenses paid to third parties) arising therefrom or with respect thereto, whether or not such Taxes were lawfully payable. A certificate as to any additional amount payable to any Person under this SECTION 2.9 submitted by it to the Borrower shall, absent manifest error, be final, conclusive and binding upon all parties hereto. The Lender agrees, within a reasonable time after receiving a written request from the Borrower, to provide the Borrower with such certificates as are reasonably required, and take such other action as are reasonably necessary to claim such exemptions as the Lender may be entitled to claim in respect of all or a portion of any Taxes which are otherwise required to be paid or deducted or withheld pursuant to this
SECTION 2.9 in respect of any payments under this Agreement or under the Note.

         (c) RECEIPTS. Within thirty (30) days after the date of any payment of Taxes by the Borrower, it will furnish to the Lender, at its address referred to in SECTION 7.2 (Notices, Etc.), the original or a certified copy of a receipt or other documentation reasonably satisfactory to the Lender, evidencing payment thereof.

                                   Article 3

                              CONDITIONS OF LENDING

         3.1 CONDITION PRECEDENT TO THE LOAN. The obligation of the Lender to make the Loan hereunder is subject to fulfillment (or waiver in writing by the Lender) of the following conditions precedent (it being understood and agreed that the delivery of the stock certificates in SECTION 3.1(F)(II) shall be deemed to have occurred simultaneously with the Closing):

         (a) The Closing (as defined under the Borrower Stock Purchase Agreement) shall have occurred and the Borrower shall have acquired all of the capital stock of QMS Europe and QMS Australia.

         (b) The representations and warranties made by the Borrower in the Borrower Stock Purchase Agreement and in ARTICLE 4 (Representations and Warranties) shall be true and correct on and as of the date of the Loan, before and after giving effect to the Loan and to the application of the proceeds therefrom, as though made on and as of such date.

         (c) No event shall have occurred and be continuing, or would result from the Loan, or from the application of the proceeds therefrom, which would constitute a Default or an

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.


Event of Default in effect on, and as of the date of, the Loan.

         (d) There shall not have occurred any material adverse change in the consolidated assets, liabilities, operations, business, customer base, condition (financial or otherwise) or prospects of the Borrower since April 30, 1999.

         (e) The Foothill Credit Facility shall have been amended to authorize (or Foothill Capital Corporation shall otherwise have consented in writing to) the transactions contemplated in the Borrower Stock Purchase Agreement, this Loan Agreement and the other Loan Documents.

         (f) There shall have been delivered to the Lender on or before the Closing Date the following, each in form and substance satisfactory to the
Lender:

                  (i) The Note duly executed by the Borrower;

                  (ii) The Stock Pledge Agreements duly executed by the Borrower (together with stock certificates and stock powers, as appropriate, and, in the case of the Australian Stock Pledge Agreement, transfers of shares in QMS Australia duly executed in blank by the Borrower);

                  (iii) A true and complete copy of the Certificate of Incorporation and By-laws of the Borrower, and certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement, the Stock Pledge Agreements, the Note and all other Loan Documents delivered on the Closing Date, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Stock Pledge Agreements, the Note and such other Loan Documents;

                  (iv) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement, the Stock Pledge Agreements and the Note and other documents to be delivered hereunder to which it is a party;

                  (v) Favorable opinions of Hand Arendall, LLC, as counsel for the Borrower, De Brauw Blackstone Westbroek, as Dutch local counsel for the Borrower, and Mallesons Stephen Jaques, as Australian local counsel for the Borrower, all in form and substance satisfactory to the Lender and its counsel;

                  (vi) Any document in the applicable jurisdiction necessary or appropriate for the Lender to obtain or evidence the perfection and priority of the Lender's first-priority security interest (or equitable interest, as the case may be) in the Collateral; and

                  (vii) Such other documents and instruments (including, without limitation, financial and other information) as the Lender shall reasonably request.

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.


                                   Article 4

                         REPRESENTATIONS AND WARRANTIES

         4.1 REPRESENTATIONS AND WARRANTIES OF THE BORROWER. The Borrower represents and warrants on and as of the date hereof and on the Closing Date as follows:

         (a) The Borrower is duly incorporated, validly existing and in good standing under the laws of Delaware, has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged.

         (b) The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary corporate actions and do not and will not (i) contravene its charter or by-laws;
(ii) violate any provision of, or require any filing, registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award having applicability to the Borrower; (iii) result in a breach of or constitute a default or require any consent under any material indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower or its Subsidiaries are a party or by which they or their properties may be bound or affected (including, without limitation, the existing facilities listed on SCHEDULE 4.1(F) and, if not repaid in full and terminated at the Closing Date, the Foothill Credit Facility); or
(iv) cause the Borrower to be in default (with or without notice or lapse of time or both) under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

         (c) Each of the Loan Documents to which the Borrower is a party has been duly executed and delivered and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement, the Stock Pledge Agreements, the Note or the other Loan Documents to which it is a party.

         (e) Set forth on SCHEDULE 4.1(E) is a complete and accurate list showing, as of the date hereof, after giving effect to the share purchase contemplated in the Subsidiaries Stock Purchase Agreement, all Subsidiaries of the Borrower and, as to each such Subsidiary, the

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.


jurisdiction of its incorporation, the number of shares of each class of capital stock authorized, the number outstanding on the date hereof and the percentage of the outstanding shares of each such class owned, directly or indirectly, by the Borrower. None of the capital stock of any such Subsidiary is subject to any outstanding option, warrant, right of conversion or purchase or any similar right other than those of the Borrower and its Affiliates. All of the issued and outstanding capital stock of each such Subsidiary has been validly issued, fully paid and non-assessable and is owned by the Borrower (after giving effect to the share purchase contemplated in the Subsidiaries Stock Purchase Agreement) free and clear of all Liens other than Liens in favor of the Lender and its Affiliates. Neither the Borrower nor any such Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any shares of capital stock of any such Subsidiary, other than the Loan Documents. The Borrower does not own or hold directly or indirectly, any capital stock or equity security of, or any equity interest in, any Person other than such Subsidiaries.

         (f) There are no Liens of any nature whatsoever on the Collateral or any properties of the Borrower, any of its Subsidiaries, QMS Australia or QMS Europe other than those permitted by SECTION 5.2(A) (Negative Covenants) and, in respect of QMS Australia and QMS Europe, those listed on SCHEDULE 4.1(F). The Liens granted to the Lender pursuant to the Stock Pledge Agreements are fully perfected first priority Liens in and to the Collateral.

         (g) Both before and after giving effect to the Loan, the application of the proceeds thereof in connection with SECTION 2.2 (Use of Proceeds) and the payment of all estimated legal, accounting and other fees relating hereto and thereto, (A) the value of the assets of the Borrower (both at fair value and at present fair saleable value) will be greater than the total amount of its liabilities (including, without limitation, contingent and unliquidated liabilities), (B) the Borrower will be able to pay all of its liabilities as they mature, (C) the Borrower's stockholders' equity shall be above twelve million and eight hundred thousand Dollars ($12,800,000) and (D) the Borrower will not have unreasonably small capital.

         (h) All representations and warranties of the Borrower contained in the Borrower Stock Purchase Agreement are true and correct.

         (i) All representations and warranties of the Borrower contained in this Agreement, the other Loan Documents, the Borrower Stock Purchase Agreement and all certificates, documents and other information, including, without limitation, financial information delivered by the Borrower to the Lender in connection therewith, do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.


                                   Article 5

                            COVENANTS OF THE BORROWER

         5.1 AFFIRMATIVE COVENANTS. So long as the Note shall remain unpaid hereunder and until all the Obligations are paid in full, the Borrower shall, unless the Lender shall otherwise consent in writing:

         (a) CORPORATE MAINTENANCE. At all times maintain its corporate existence and preserve and keep in full force and effect its rights, privileges and franchises necessary or desirable to its business.

         (b) COMPLIANCE WITH LAWS, ETC. Comply in all material respects with (i) all applicable laws, rules, regulations and orders and (ii) all indentures, or loan or credit agreements or any other agreement, lease or instrument to which it is a party or by which it or its properties may be bound or affected.

         (c) TAXES. Duly file all tax returns with respect to the Borrower and its property which are required to be filed, duly pay all taxes shown thereon to be due and payable by the Borrower, including all quarterly tax assessments.

         (d) BOOKS AND RECORDS. Keep proper books of record and account in which entries in conformity with GAAP consistently applied shall be made of all dealings and transactions in relation to their businesses and activities.

         (e) INSPECTION. Permit the Lender and its representatives at any time to inspect the facilities, the location and condition of the Collateral and other assets of the Borrower and the books and records thereof, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent auditors (and by this provision the Borrower authorizes such independent auditors to discuss with the Lender and its representatives such affairs, finances and accounts and to obtain all information concerning the Borrower's business, and all financial and any other information the Lender may require).

         (f) REPORTING REQUIREMENTS. Furnish to the Lender:

                  (i) As soon as available, and in any event within ninety (90) days after the Closing Date, an audited, pro forma consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the Closing Date prepared in accordance with GAAP consistently applied, which balance sheet gives effect to the transactions contemplated in the Subsidiaries Stock Purchase Agreement, the transactions contemplated hereby, and the payment or accrual of all fees and expenses related to the foregoing;

                  (ii) As soon as available, and in any event within thirty (30) days after the end of each fiscal month, consolidated and consolidating unaudited balance sheets of the Borrower and its subsidiaries as of the end of such month and the related statements of income, stockholders' equity and cash flow of the Borrower and its subsidiaries for the period commencing at the beginning of the fiscal year and ending at the close of such fiscal month, including comparative statements which reflect the same period(s) of the previous fiscal year, certified by the chief financial officer of the Borrower;

                  (iii) As soon as available, and in any event within forty-five
(45) days after the end of each fiscal quarter, consolidated and consolidating unaudited balance sheets of the Borrower and its subsidiaries as of the end of such quarter and the related statements of income, stockholders' equity and cash flow of the Borrower and its subsidiaries for the period commencing at the beginning of the then current fiscal year and ending at the close of such quarter, including comparative statements which reflect the same period(s) of the previous fiscal year, certified by the chief financial officer of the Borrower;

                  (iv) As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower containing financial statements for such year and consolidated and consolidating balance sheets for the twelve month period then ended, statements of income, stockholders' equity, cash flow and changes in stockholders' equity of the Borrower for such fiscal year, together with comparative information for the previous fiscal year, and copies of all reports and management letters from independent certified public accountants to the Borrower reasonably acceptable to the Lender, all certified by the chief financial officer of the Borrower;

                  (v) As soon as possible and in any event within five (5) days after the occurrence of each Default and Event of Default, continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default or Event of Default and the action which the Borrower has taken and proposes to take with respect thereto;

                  (vi) Promptly upon the filing thereof or the mailing thereof to the public shareholders or debt-holders of the Borrower generally, the Borrower shall deliver to the Lender copies of all filings or reports made with the U.S. Securities and Exchange Commission (or the governmental or quasi-governmental entity or entities receiving substantially equivalent filings in any relevant jurisdiction) by the Borrower or any of its subsidiaries and all communications made by the Borrower to its shareholders generally; and

                  (vii) Such other information respecting the condition or operations, financial or otherwise, of the Borrower as the Lender may from time to time reasonably request.

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.


         (g) FURTHER ASSURANCES. Execute and deliver from time to time to the Lender all such further documents and instruments and do all such other acts and things as may be reasonably required by the Lender to enable the Lender to exercise and enforce its rights hereunder and under the other documents referred to herein and to perfect, continue the perfection of, preserve and protect its lien on the Collateral.

         (h) FOOTHILL CREDIT FACILITY. On or before the sixtieth (60th) day following the Closing Date, the Foothill Credit Facility and all Liens granted thereunder shall have been terminated in form and substance satisfactory to the Lender or the Foothill Credit Facility shall have become a Permitted Credit Facility and shall remain a Permitted Credit Facility.

         5.2 NEGATIVE COVENANTS. So long as the Note shall remain unpaid hereunder and until all the Obligations are paid in full, the Borrower will not without the written consent of the Lender:

         (a) Create or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign any right to receive income, in each case to secure or provide for the payment of any Debt of any person or entity, other than (i) purchase money liens or purchase money security interests upon or in any personal property acquired or held by the Borrower in the ordinary course of business to secure the purchase price of such personal property or to secure Debt incurred solely for the purpose of financing the acquisition of such personal property, (ii) Liens existing on such properties at the time of its acquisition (other than any such Lien created in contemplation of such acquisition), (iii) Customary Permitted Liens and (iv) Liens in favor of the Lender or created to secure the obligations under the Permitted Credit Facilities; PROVIDED, HOWEVER, that the aggregate principal amount at any time outstanding of the Debt secured by the Liens referred to in clauses (i) and (ii) above shall not exceed one million Dollars ($1,000,000); PROVIDED, FURTHER, that the aggregate principal amount of all obligations owing to ING Bank Corporate Investments B.V. (or its affiliates) under the ING credit facilities listed in CLAUSE (I) of SCHEDULE 4.1(F) shall not exceed four million Dollars ($4,000,000).

         (b) Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, acquire all or substantially all of the assets of, any Person or division of any Person or materially change the nature or conduct of its business as conducted on the date hereof.

         (c) Sell, assign, pledge, grant any Lien on, transfer, dispose or otherwise encumber the Collateral or any part thereof.

         (d) Directly or indirectly create, incur, assume or otherwise become or remain directly

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.


or indirectly liable with respect to any Debt, except for such debts, obligations and liabilities outstanding as of the date hereof and identified as such on SCHEDULE 4.1(F) (other than any such liabilities under the Foothill Credit Facility) and liabilities in respect of the Permitted Credit Facilities.

         (e) Declare, pay or make any dividend or distribution on any shares of capital stock of the Borrower or purchase, repurchase, redeem or otherwise acquire for value any shares of any capital stock of the Borrower.

         (f) Issue any new shares of capital stock or any other voting securities.

         (g) Default in the repayment of any material debt or performance of any material obligation of the Borrower or any of its Subsidiaries.

         (h) Except as expressly contemplated hereby, engage in any transaction with an Affiliate (other than transactions involving only the Borrower, the Lender and/or wholly owned subsidiaries thereof) on terms more favorable to such Affiliate than would have been obtainable in an arm's-length dealing.

         (i) Amend, modify or otherwise change any of the terms or provisions in its articles/certificate of incorporation, its by-laws, any document setting forth the designation, amount, relative rights, limitations and preferences of any class or series of capital stock of the Borrower, and in each case, any equivalent documents as in effect on the Closing Date.

         (j) Change its accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP consistently applied or law and disclosed to the Lender; PROVIDED, HOWEVER, that the Borrower may from time to time, with the prior written consent of the Lender , change its accounting treatment and reporting practices if it reasonably believes such change would be appropriate to implement proposed changes in GAAP.

         (k) Become an Affiliate of any Person other than the Lender.

         (l) Enter into any agreement that would not permit the Borrower to (i) comply fully with all of the provisions of this ARTICLE 5 or (ii) grant to the Lender a perfected first-priority exclusive Lien on the Collateral.

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.


                                   Article 6

                                EVENTS OF DEFAULT

         6.1 EVENTS OF DEFAULT. If any of the following Events of Default shall occur and be continuing:

         (a) The Borrower shall fail to pay any principal of the Note when the same becomes due and payable and such non-payment continues for a period of more than five (5) days; or

         (b) The Borrower shall fail to pay any interest on the Note or any other amount payable hereunder or under any of the other Loan Documents to which it is a party when the same becomes due and payable and such non-payment continues for a period of more than five (5) days; or

         (c) Any representation or warranty made by the Borrower herein or in the other Loan Documents to which it is a party or in any certificate agreement or statement contemplated by or made and delivered to the Lender in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

         (d) The Borrower shall (i) fail to perform or observe any term, covenant or agreement binding on such Person under SECTION 5.1(A) (Corporate Maintenance) or SECTION 5.1(E) (Inspection), or SECTION 5.2 (Negative Covenants) or (ii) default in the performance or compliance with any term contained in this Agreement (other than as covered by paragraphs (a), (b) or (c) or clause (i) of this paragraph (d) of this Section 6.1) or any default or event of default shall occur under any of the other Loan Documents and such default or event of default continues for a period of more than thirty (30) days after the occurrence thereof; or

         (e) The Borrower shall fail to pay any principal of or premium or interest on any Debt (but excluding Debt evidenced by the Note) of the Borrower that has an aggregate principal amount in excess of one million Dollar ($1,000,000), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

         (f) The Borrower shall generally not pay its debts as such debts become due, or shall admit in writing their inability to pay its debts generally, or shall make a general

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.


assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of the Borrower or of its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for either of them or for any substantial part of their property and, in the case of any such proceeding instituted against either of them (but not instituted by either of them), either such proceeding shall remain undismissed or unstayed for a period of 45 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, either of them or for any substantial part of their property) shall occur; or the Borrower shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

         (g) Any judgment or order for the payment of money in excess of five hundred thousand Dollars ($500,000) shall be rendered against the Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of ten consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

         (h) Any default under, or Event of Default as defined in, any of the Permitted Credit Facilities) shall have occurred and be continuing which has not been waived in accordance with the terms of the Permitted Credit Facilities; or

         (i) This Agreement, the Note or the Stock Pledge Agreements shall, at any time after their respective execution and delivery and for any reason, cease to be in full force and effect or shall be declared null and void and not replaced by substantially similar instruments in form and substance reasonably satisfactory to the Lender, or the validity or enforceability thereof or the security interests (or equitable interests, as the case may be) granted thereunder shall be contested by the Borrower, or the Borrower shall deny that such person has any further liability or obligation under this Agreement, the Note or the Stock Pledge Agreements, as the case may be;

then, and in any such event, the Lender may, by notice to the Borrower, declare the Note, all interest thereon and all of the Obligations to be forthwith due and payable, whereupon the Note, all such interest and all of the Obligations shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower; PROVIDED, HOWEVER, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, the Loan, the Note, all such interest and all the Obligations shall automatically become and be due and payable, without presentment, demand,

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.


protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. Notwithstanding any other rights the Lender may have under applicable law and hereunder, the Borrower agrees that upon the occurrence and during the continuance of an Event of Default, the Lender shall have the right to apply (including by way of set-off) any of the property of the Borrower held by the Lender or thereafter coming into the Lender's possession (including account balances of the Borrower) to a reduction of the Obligations of the Borrower.

                                   Article 7

                                  MISCELLANEOUS

         7.1 AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or the Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         7.2 NOTICES, ETC. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to the Borrower, at its address at One Magnum Pass, Mobile, AL 36618, Attention: Chief Executive Officer, Fax: (334) 633-0020, with a copy to Hand Arendall, LLC, First National Bank Building, Suite 3000, Mobile, AL 36601,
Attention: Gregory R. Jones, Esq., Fax: (334) 694-6375; and if to the Lender, at its address at 3-13, 2-Chome, Azuchi-Machi, Chuo-Ku, Osaka 541-8556, Japan,
Attention: General Manager of Finance Division, Fax: 011-81-6-6266-0343, with a copy to Weil, Gotshal & Manges, LLP, 767 Fifth Avenue, New York, NY 10153, Fax:
(212) 310-8007, Attention: Stephen M. Besen, Esq.; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or redelivered to the cable company, respectively, except that notices to the Lender pursuant to the provisions of ARTICLE 2 (Amount and Term of the Loan) shall not be effective until received by the Lender.

         7.3 NO WAIVER; REMEDIES. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         7.4 COSTS, EXPENSES AND TAXES. The Borrower agrees to pay on demand all

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.


reasonable costs and expenses in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Note, the Stock Pledge Agreements and the other Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lender with respect thereto and with respect to advising the Lender as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay after an Event of Default on demand all costs and expenses, if any (including reasonable counsel fees and expenses), (i) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Note, the Stock Pledge Agreements and the other Loan Documents, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this SECTION 7.4; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work out" or in any insolvency or bankruptcy proceeding; and (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, motion or other pleadings in any legal proceeding relating to the Obligations, the Collateral, the Borrower and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents. In addition, the Borrower shall pay any and all stamp and other taxes (other than those taxes excluded pursuant to SECTION 2.9 (Taxes)) payable or determined to be payable in connection with the execution and delivery of this Agreement, the Note, the Stock Pledge Agreements and the other Loan Documents to be delivered hereunder, and agrees to save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

         7.5 RIGHT OF SET-OFF. Upon the occurrence and during the continuance of an Event of Default, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any Debt at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing, whether or not the Lender shall have made any demand under this Agreement, the Note or any other Loan Document and although such Obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this SECTION 7.5 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

         7.6 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender. The Lender may assign all or a portion of its rights and obligations under this Agreement upon notice to the Borrower.

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.


         7.7 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. One or more counterparts of this Agreement (or portions hereof) may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof (or such portions hereof). All signature pages need not be on the same counterpart.

         7.8 ENTIRE AGREEMENT; SEVERABILITY OF PROVISIONS. The Loan Documents contain the entire agreement of the parties hereto and supersede all prior agreements and understandings, oral and otherwise, among the parties hereto with respect to the matters contained in the Loan Documents. If any provision of this Agreement or the application thereof to any Person or circumstance is invalid or unenforceable, or contravenes any law, regulation or document applicable to such Person, such provision or application shall be deemed ineffective ab initio, but the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, and the provisions of this Agreement shall be severable in any such instances.

         7.9 INDEMNIFICATION. The Borrower agrees to indemnify the Lender and its Affiliates and each of their respective stockholders, directors, officers, agents, attorneys and employees, and the successors and assigns of the foregoing (collectively, "INDEMNITEES"), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any Indemnitee in any way relating to or arising out of the Loan Documents or any related transactions (whether actual or proposed), or any action taken or omitted by the Lender under the Loan Documents; PROVIDED, HOWEVER, that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Indemnitee as determined in a final, non-appealable judgment by a court of competent jurisdiction. The foregoing agreements shall survive the making and repayment of the Loan.

         7.10 GOVERNING LAW. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements entered into and to be executed entirely within the State of New York.

         7.11 CONSENT TO JURISDICTION. The Borrower represents that it has no immunity with respect to any action or proceeding brought in connection with this Agreement or the other Loan Documents, and agrees that any legal or equitable action or proceeding with respect to this Agreement, the Note or the other Loan Documents to which it is a party or the enforcement thereof may be brought in any Federal or State court of competent jurisdiction located in the City of New York and, by execution and delivery of this

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.


Agreement, it accepts for itself and its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and any related appellate court, irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents, and irrevocably waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such a court or that such court is an inconvenient forum. The Borrower consents to the service of process out of any of the aforementioned courts in any such action or proceeding by mailing of copies thereof by registered mail, postage prepaid, such service to become effective seven (7) Business Days after such mailing. Nothing herein shall affect the Lender's right to serve process in any other manner prescribed by law or the right to bring legal or equitable actions or proceedings in other competent jurisdictions. Any judicial proceeding by the Borrower against the Lender involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement, the Note or the other Loan Documents shall be brought only in a court located in the City of New York. EACH OF BORROWER AND THE LENDER HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING BROUGHT BY THE BORROWER OR THE LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

                                                                  Loan Agreement
                                                               Minolta Co., Ltd.
                                                                       QMS, Inc.


                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                         QMS, Inc.


                                         By: /s/ Edward E. Lucente
                                            Name: Edward E. Lucente
                                            Title: Chairman and President


                                         MINOLTA CO., LTD.



                                         By: /s/ Hiroshi Fujii
                                            Name: Hiroshi Fujii
                                            Title: Director